UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 12, 2024

BLUM HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-56626	93-3735199
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3242 S. Halladay St., Suite 202 Santa Ana, California	92705
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 909-5564

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On February 9, 2024, Blum Holdings, Inc. (the "Company") entered into a binding letter of intent (the "Operators Only LOI") with Operators Only Corp. ("Operators Only") and Golden Health & Wellness, Inc., Safe Accessible Solutions, Inc., and Sacramento Commercial Services, Inc. (together the “Targets” and each a "Target") pursuant to which the Company and the Targets intend to enter into a Stock Sale and Purchase Agreement in which the Company will acquire 100% of the common stock of Operators Only, and Operators Only will acquire 100% of the common stock of each Target from the shareholders of each Target (the “Target Shareholders”). At closing, Target Shareholders shall receive an aggregate of $9.7 million in consideration for the Targets as follows: (i) secured promissory notes in the aggregate principal amount of approximately $1.9 million to be paid in monthly installments of approximately $55,600 per month over 34 to 42 months (the "Notes"); and (ii) the issuance of 1,835,330 shares of common stock of the Company. The Notes may be converted into common stock of the Company at the transaction valuation, on terms to be agreed-upon.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
10.1*	Operators Only LOI.
104	Cover Page Interactive Data File (embedded within the Inline XBRL Document).
* Portions of the exhibit have been omitted.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUM HOLDINGS, INC.

Date: February 12, 2024	By:	/s/ Sabas Carrillo
Sabas Carrillo
Chief Executive Officer

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